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FOR IMMEDIATE RELEASE:                                  FOR MORE INFORMATION:
                                                        Joan S. Stephens
                                                        Vice President
                                                        410-356-8600


                        YSI FILES REGISTRATION STATEMENT

                 Owings Mills, MD . . . February 13, 1997 --- Youth Services International, Inc. (Nasdaq:YSII) announced today it has filed with the Securities and Exchange Commission a registration statement relating to the resale of up to 1.5 million shares of common stock by two principal shareholders of the Company, W. James Hindman and Henry D. Felton. The Company will not receive any proceeds from the sales. Gilder, Gagnon, Howe & Co. will be acting as the placement agent for the selling shareholders.

                 W. James Hindman, Chairman and founder of the Company, will continue to own, after such sale, approximately 9.4% of the outstanding stock of the Company. Mr. Hindman will resign as Chairman of the Board upon such sale, however, he will remain as a Director and Chairman of the Executive Committee. The Board of Directors will appoint Tim Cole, YSI's Chief Executive Officer and President, as Chairman of the Board. The directors also will appoint Mr. Hindman Chairman Emeritus.

                 Mr. Hindman stated,"Over the last six years, I have seen the realization of my vision to help at risk youth become more productive citizens through YSI's multi-faceted programs. Creating and building YSI has been especially rewarding because its growth has been very good for the kids in our care and good for America. I believe the time has come for a new generation of professional management and investors to join me in helping YSI establish itself as an entity that can continue to grow on its merits. I continue to support the Company, however, I believe the management skills, energy, expertise and strengths that Tim Cole brings are more in keeping with today and tomorrow's needs of the Company and will allow me to focus more on my personal priorities."
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                 These securities may not be sold nor may offers to buy be
accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any states in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

For more information on Youth Services International, Inc., free of charge via fax call 1-800-PRO-INFO and enter YSII. You may also visit us on the net at www.ysii.com.